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                                             File No. 70-8783




               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                 POST-EFFECTIVE AMENDMENT NO. 1

                               TO

                            FORM U-1

                    APPLICATION/DECLARATION

                             UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935





                  NEW ENGLAND ELECTRIC SYSTEM
                              and
              NEW ENGLAND ELECTRIC RESOURCES, INC.
           (Name of companies filing this statement)



      25 Research Drive, Westborough, Massachusetts 01582
            (Address of principal executive offices)




                  NEW ENGLAND ELECTRIC SYSTEM

         (Name of top registered holding company parent of the participating companies herein)




Michael E. Jesanis                   Robert King Wulff
Treasurer                            Corporation Counsel
25 Research Drive                    25 Research Drive
Westborough, MA  01582               Westborough, MA  01582


           (Names and addresses of agents for service)
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     Item 1 is hereby amended by adding the following new section thereto:

     "By its Order dated April 15, 1996 (HCAR 35-26504) (the Order), the Commission has authorized financings by NEES and/or NEERI for the purpose of acquiring interests in, financing the acquisition of, and holding the securities of, exempt wholesale generators (EWGs) (as defined in section 32 of the Act) and foreign utility companies (FUCOs) (as defined in section 33 of the Act) as set forth in their Application/Declaration in this File No. 70-8783, as amended (the Original Statement). At present, under the Order, the aggregate amount of any such investments or financings, including any authorized guarantees and assumptions of liability, may not exceed a total investment cap of $60 million (defined in the original filing as the Total Authority). NEES and NEERI hereby request that the Commission authorize an increase in the Total Authority from $60 million to an amount not exceeding 50% of the NEES system's 'consolidated retained earnings', as defined in Rule 53(a)(1)(ii), in the aggregate outstanding at any one time. No such EWG or FUCO investment or financing will be made unless at the time of the investment or financing, and after giving effect to the investment or financing, NEES 'aggregate investment', as defined in Rule 53(a)(1)(i), in EWGs, FUCOs and Project Parents (as such term is defined in the Original Statement) does not exceed 50% of the NEES system's 'consolidated retained earnings', as defined in Rule 53(a)(1)(ii).

     Neither NEES nor any subsidiary currently has an ownership interest in an exempt wholesale generator (EWG) as defined in Section 32 of the Act or a foreign utility company (FUCO) as defined in Section 33 of the Act. Additionally, neither NEES nor any subsidiary is a party to, or has any rights under, a service, sales, or construction agreement with an EWG or FUCO. NEES and its subsidiaries shall comply with the requirements of Rules 53 and 54 of the Act in connection with EWG and FUCO acquisitions and financings and with all other requirements and conditions in the Original Statement as amended hereby and the Order."


2. Item 2, Fees, Commission, and Expenses, is amended by adding the following thereto:

     "Services incidental to this Post-Effective Amendment No. 1 filing are estimated to not exceed $10,000. This amount includes a $2,000 filing fee paid by wire transfer to the Commission at the time of filing this Post-Effective Amendment."

3. Item 3, Applicable Statutory Provisions, is amended by adding the following thereto:

     "The sections of the Act and rules or exemptions thereunder that are believed to be applicable to the transactions proposed in this filing are:
Sections 6(a), 7, 9(a), 10, 12, 13, 22, 32, 33, and Rules 45, 52, 53, 54, 90,
and 91."

4.   Item 4, Regulatory Approval, is amended by adding the following thereto:

     "No Federal or State commission or regulatory body, other than the Commission, has jurisdiction over the proposed transactions in this Post-Effective Amendment No. 1."
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5.   Item 5, Procedure, is amended by adding the following thereto:

     "The applicants request that the Commission take action with respect to this Post-Effective Amendment No. 1 on or before May 5, 1997, or as soon thereafter as practicable, without a hearing being held.

     The applicants (i) do not request a recommended decision by a hearing officer, (ii) do not request a recommended decision by any other responsible officer of the Commission, (iii) hereby specify that the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) hereby request that there be no 30-day waiting period between the date of issuance of the Commission's order and the date on which it is to become effective."

6.   Item 6(a)is amended by adding the following exhibits:

     (a)  Exhibits

     *F-2 Opinion of Counsel

     G-1  Financial Data Schedule for NEES (Consolidated)

     G-2  Financial Data Schedule for NEES (Parent Company Only)

     G-3  Financial Data Schedule for NEERI

     H-2  Proposed Form of Notice

     *To be filed by amendment


     (b)  Financial Statements

     1-A  Balance Sheet of NEES at December 31, 1996, Actual (Parent
          Company Only)

     1-B Statement of Income and Retained Earnings for NEES for twelve months ended December 31, 1996, Actual (Parent Company Only)

     2-A  Consolidated Balance Sheet of NEES at December 31, 1996, Actual

     2-B Statement of Consolidated Income for NEES for twelve months ended December 31, 1996, Actual

     3-A  Balance Sheet of NEERI at December 31, 1996, Actual

     3-B Statement of Income and Retained Earnings for NEERI for twelve months ended December 31, 1996, Actual

7. Item 7, Environmental Effects, is hereby amended by adding the following thereto:

     "The transactions proposed by this Post-Effective Amendment No. 1 do not involve a major Federal action significantly affecting the quality of the human environment."

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                            SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 1 to their Form U-1 Application/Declaration (Commission's File No. 70-8783) to be signed on their behalf, as indicated, by the undersigned officers thereunto duly authorized by such companies.

                           NEW ENGLAND ELECTRIC SYSTEM


                              s/Michael E. Jesanis

                           By___________________________________
                              Michael E. Jesanis
                              Treasurer


                           NEW ENGLAND ELECTRIC RESOURCES, INC.


                               s/John G. Cochrane

                           By___________________________________
                              John G. Cochrane
                              Treasurer



Date:  April 8, 1997






The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.